Exhibit 10.23

[FORM OF]
Notice of Performance Share Award
Under the
WESCO International, Inc. 1999 Long-Term Incentive Plan
(As Restated May 30, 2013)
Notice is hereby given of an award of Performance Shares under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as restated May 30, 2013, and as further amended (the “Plan”) attached hereto as Exhibit A, subject to the Terms and Conditions attached hereto as Exhibit B.

Grantee:	[ NAME ]

Date of Grant:	[ DATE ]

Award Period:
The three-year period commencing on January 1, 20__ and ending on December 31, 20__, during which the Company’s achievement of the Performance Goals will be measured. Except as specified in Section 4 or Section 8, if the Grantee’s Active Employment is terminated prior to the date the Committee has certified achievement of the Performance Goals, all rights of the Grantee to the Performance Shares as of the date of termination shall terminate immediately and be forfeited in their entirety.

Performance Goals:
The Award of Performance Shares will be based on the Company’s achievement of two Performance Goals for the Award Period: Relative Total Shareholder Return (“Relative TSR”) and the three-year average growth rate of the Company’s net income (“Net Income Growth”). One half (1/2) of the Award shall be based on Relative TSR and the other one-half (1/2) shall be based on Net Income Growth.

Performance At	Performance Goals
	Relative TSR (percentile rank among Peer Group)	Net Income Growth (3-year average growth rate)
Maximum	___	___
Target	___	___
Threshold	___	___

Performance Shares:
The number of Performance Shares earned by a Grantee for the Award Period shall be based 50% on the Company’s Relative TSR and 50% on the Company’s Net Income Growth, as follows (with interpolated amounts for results between threshold and target and maximum and target levels):

Performance At	Performance Shares
	Relative TSR (50% of total award)	Net Income Growth (50% of total award)
Maximum	2x	2x
Target	1x	1x
Threshold	0.5x	0.5x
If the Company’s actual performance is below the Threshold level for a Performance Goal, the Grantee will earn no Performance Shares for that Performance Goal.
“Relative TSR” ranks the “Return to Shareholders” (as defined below) for the Company over the Award Period in relation to the Return to Shareholders for the “Peer Group” (as defined below).
“Return to Shareholders” for the Company and each of the respective companies in the Peer Group shall mean the quotient of: (i) the sum of (A) the average closing price, as reported on the securities exchange on which the stock of the relevant company is traded, for the twenty (20) trading days preceding January 1, 20__, and (B) the dividends declared during the period commencing on January 1, 20__ and ending on December 31, 20__, which are presumed to be reinvested on a quarterly basis, divided by, (ii) the average closing price, as reported on the securities exchange on which the stock of the relevant company is traded, for the twenty (20) trading days preceding January 1, 20__.
“Peer Group” shall mean the companies, specified by the Committee by resolution prior to the Grant Date.
If a company in the Peer Group becomes bankrupt, the bankrupt company will remain in the Peer Group, but the stock price of the bankrupt company(ies) will be considered to be $0.00.
If a company in the Peer Group is acquired by another company or entity, including through a management buy-out or going-private transaction, the acquired company will be removed from the Peer Group for the entire Award Period.
If a company in the Peer Group acquires another company in the Peer Group, the acquiring company will remain in the Peer Group.
“Net Income Growth” means the three-year average growth rate of the Company’s net income (i.e. net income attributable to WESCO International, Inc.), as reported in the Company’s financial statements in accordance with generally accepted accounting principles or any other accounting reporting system under which the Company is required to report its financial statements for the 20__, 20__ and 20__ fiscal years. However, in calculating Net Income Growth, the Committee may exclude certain items that are not indicative of ongoing results. Examples of items that may be excluded from calculating Net Income Growth include, but are not limited to: “strategic” items (charges or credits related to the high-level strategic direction of the Company, such as restructurings, acquisitions, divestitures, the purchase or sale of equities, and the issuance or payment of debt); “regulatory” items (charges or credits due to changes in tax or accounting rules); “external” items (charges or credits due to external events such as natural disasters); and

“other” significant unusual, nonrecurring or rare items (such as charges or credits due to litigation or legal settlements, the disposal of assets or asset impairment). The Committee has determined that the attainment of specified levels of net income attributable to WESCO International, Inc. is a specific milestone in connection with the Company’s strategic initiatives.
The Committee shall adjust the Award, in accordance with Treas. Reg. Sec. 1.162-27(e)(2)(iii)(C), to reflect a change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as any merger of a corporation into another corporation, any consolidation of two or more corporations into another corporation, any separation of the Company or a Subsidiary (including a spinoff or other distribution of stock or property by a corporation), any reorganization of the Company or its Subsidiaries (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation by the Company or its Subsidiaries; provided that, the Committee shall not make any adjustment that causes the Award to fail to qualify as performance-based compensation under Code Section 162(m) and the regulations thereunder.
Grantee hereby acknowledges receipt of a copy of the Plan attached hereto as Exhibit A and the Performance Share Award Terms and Conditions attached hereto as Exhibit B.
Grantee understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan and the Performance Share Award Terms and Conditions. Grantee further agrees to be bound by the terms of the Plan and the Performance Share Award Terms and Conditions attached hereto.
All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the Plan or the Performance Share Award Terms and Conditions attached.
Attachments:
Exhibit A – WESCO International, Inc. 1999 Long-Term Incentive Plan
Exhibit B – Performance Share Award Terms and Conditions